INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL ANNOUNCES
DONALD E. LASATER’S RESIGNATION FROM ITS BOARD OF DIRECTORS

St. Louis, Missouri, June 2, 2006 - Furniture Brands International (NYSE:FBN) announced today that Donald E. Lasater has tendered his resignation as a member of the Furniture Brands Board of Directors, effective May 27, 2006.

Mr. Lasater, retired Chairman of the Board and Chief Executive Officer of Mercantile Bancorporation, has been a Director of Furniture Brands and its predecessor INTERCO INCORPORATED since 1970. He has served the Board in many capacities through the years, including extended service as chairman of the Executive Compensation and Stock Option Committee, and more recently as Chairman of the Governance and Nominating Committee.

Mickey Holliman, Chairman and Chief Executive Officer of Furniture Brands said, “Don indicated to me a desire to retire from the Board several months ago, but he agreed to stay on until we were further along in our current search for new directors. That search is now nearing conclusion, and Don has determined to move forward with his plans.”

Mr. Holliman continued, “Don has served Furniture Brands with distinction through a history of great change, and we owe him a great debt of gratitude for his steady leadership and wise counsel. He will be missed, and we wish him all the best.”

In a letter to Mr. Holliman, Mr. Lasater said, “I shall greatly miss working with you and our fellow directors, but, as you know, there is a time to stay and a time to go; after 36 years this is my time to go. . . . I commend you for the great improvements you have made in the last two years. Communication with the Board is excellent and the quality and professionalism of senior executives and staff hired is outstanding. I leave with full confidence in the future of this company.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.